Exhibit 99.1

Middle Market Credit Fund, LLC

Consolidated Financial Statements with Report of Independent Auditors

For the years ended December 31, 2019 and 2018

Middle Market Credit Fund, LLC

Report of Independent Auditors

The Board of Managers and Members of
Middle Market Credit Fund, LLC

We have audited the accompanying consolidated financial statements of Middle Market Credit Fund, LLC (the “Company”), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedules of investments, as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2019 and 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Middle Market Credit Fund, LLC at December 31, 2019 and 2018, and the consolidated results of its operations, changes in its members’ of capital and its cash flows for the years ended December 31, 2019 and 2018 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, NY
February 25, 2020

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS’ EQUITY
(dollar amounts in thousands)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$64,787	$55,698
Investments, at fair value (amortized cost of $1,258,157 and $1,198,537, respectively)	1,246,839	1,173,508
Deferred financing asset	4,088	5,087
Interest receivable	4,609	1,732
Prepaid expenses and other assets	672	30
Total assets	$1,320,995	$1,236,055

LIABILITIES AND MEMBERS’ EQUITY
Secured borrowings (Note 5)	$441,077	$572,178
Mezzanine Loans (Note 5)	93,000	112,000
2017-1 Notes payable, net of unamortized debt issuance costs of $1,644 and $1,849, respectively (Note 6)	208,222	309,114
2019-2 Notes payable, net of unamortized debt issuance costs of $1,797 and $0, respectively (Note 6)	320,185	—
Subordinated Loans (Note 7)	247,000	236,000
Payable for investments purchased	11,765	12,937
Due to affiliate	—	146
Interest and credit facility fees payable (Note 5)	12,384	12,828
Dividend payable	8,000	7,400
Other accrued expenses and liabilities	234	884
Total liabilities	$1,341,867	$1,263,487
Commitments and contingencies (Note 8)

MEMBERS' EQUITY/(DEFICIT)
Members' equity	$2	$2
Accumulated net investment income (loss) net of cumulative dividends of $82,659 and $51,159, respectively	(1,271)	(2,405)
Accumulated net realized gain (loss) net of cumulative dividends of $91 and $91, respectively	(8,285)	—
Accumulated net unrealized appreciation (depreciation)	(11,318)	(25,029)
Total members' equity (deficit), net	$(20,872)	$(27,432)
Total liabilities and members’ equity (deficit)	$1,320,995	$1,236,055

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2019
(dollar amounts in thousands)

Consolidated Schedule of Investments as of December 31, 2019
Investments (1)		Footnotes	Industry	Reference Rate & Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (98.11% of fair value)
Achilles Acquisition, LLC	\+#	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.00%	5.75%	10/13/2025	$17,865	$17,776	$17,763
Acrisure, LLC	+\	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 3.75%	5.85%	11/22/2023	11,820	11,810	11,805
Acrisure, LLC	+\#	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.35%	11/22/2023	20,674	20,639	20,674
Advanced Instruments, LLC	^+\*	(2) (3) (7)	Healthcare & Pharmaceuticals	L + 5.25%	6.99%	10/31/2022	35,610	35,536	35,466
Alku, LLC	+#	(2) (3)	Business Services	L + 5.50%	7.44%	7/29/2026	25,000	24,754	24,624
Alpha Packaging Holdings, Inc.	+*\	(2) (3)	Containers, Packaging & Glass	L + 4.25%	6.35%	5/12/2020	16,684	16,676	16,601
AmeriLife Group, LLC	^#	(2) (3) (7)	Banking, Finance, Insurance & Real Estate	L + 4.50%	6.20%	6/5/2026	16,627	16,557	16,558
Anchor Packaging, Inc.	^#	(2) (3) (7)	Containers, Packaging & Glass	L + 4.00%	5.70%	7/18/2026	20,462	20,363	20,457
API Technologies Corp.	\+	(2) (3)	Aerospace & Defense	L + 4.25%	5.95%	5/9/2026	14,925	14,853	14,807
Aptean, Inc.	+\	(2) (3)	Software	L + 4.25%	6.34%	4/23/2026	12,406	12,344	12,385
AQA Acquisition Holding, Inc.	^*\	(2) (3) (7)	High Tech Industries	L + 4.25%	6.16%	5/24/2023	18,954	18,922	18,860
Avalign Technologies, Inc.	+\	(2) (3)	Healthcare & Pharmaceuticals	L + 4.50%	6.70%	12/22/2025	14,741	14,610	14,626
Big Ass Fans, LLC	+*\	(2) (3)	Capital Equipment	L + 3.75%	5.85%	5/21/2024	13,909	13,841	13,903
Borchers, Inc.	+*\	(2) (3) (7)	Chemicals, Plastics & Rubber	L + 4.50%	6.60%	11/1/2024	15,116	15,072	15,085
Brooks Equipment Company, LLC	*	(2) (3)	Construction & Building	L + 5.00%	6.91%	8/29/2020	5,144	5,141	5,141
Clarity Telecom LLC.	+	(2) (3)	Media: Broadcasting & Subscription	L + 4.50%	6.20%	8/30/2026	14,963	14,915	14,902
Clearent Newco, LLC	^+\	(2) (3) (7)	High Tech Industries	L + 5.50%	7.44%	3/20/2025	29,738	29,436	29,134
Datto, Inc.	+\	(2) (3)	High Tech Industries	L + 4.25%	5.95%	4/2/2026	12,438	12,375	12,420
DecoPac, Inc.	+*\	(2) (3) (7)	Non-durable Consumer Goods	L + 4.25%	6.01%	9/29/2024	12,336	12,233	12,292
Dent Wizard International Corporation	+\	(2) (3)	Automotive	L + 4.00%	5.70%	4/7/2020	36,880	36,843	36,717
DTI Holdco, Inc.	+*\	(2) (3)	High Tech Industries	L + 4.75%	6.68%	9/30/2023	18,885	18,771	17,611
Eliassen Group, LLC	+\	(2) (3)	Business Services	L + 4.50%	6.20%	11/5/2024	7,581	7,548	7,579
EIP Merger Sub, LLC (Evolve IP)	+^	(2) (3) (7)	Telecommunications	L + 5.75%	7.45%	6/7/2023	19,661	19,605	19,661
Exactech, Inc.	+\#	(2) (3)	Healthcare & Pharmaceuticals	L + 3.75%	5.45%	2/14/2025	21,772	21,634	21,751
Excel Fitness Holdings, Inc.	+#	(2) (3)	Hotel, Gaming & Leisure	L + 5.25%	6.95%	10/7/2025	25,000	24,758	24,875
Golden West Packaging Group LLC	+*\	(2) (3)	Containers, Packaging & Glass	L + 5.75%	7.45%	6/20/2023	29,464	29,303	29,072
HMT Holding Inc.	^+*\	(2) (3) (7)	Energy: Oil & Gas	L + 5.00%	6.74%	11/17/2023	33,157	32,678	32,972
Jensen Hughes, Inc.	\+^*	(2) (3) (7)	Utilities: Electric	L + 4.50%	6.24%	3/22/2024	33,909	33,757	33,550
KAMC Holdings, Inc.	+#	(2) (3)	Energy: Electricity	L + 4.00%	5.91%	8/14/2026	13,965	13,899	13,881
MAG DS Corp.	^+\	(2) (3) (7)	Aerospace & Defense	L + 4.75%	6.46%	6/6/2025	28,471	28,242	28,286

Consolidated Schedule of Investments as of December 31, 2019
Investments (1)		Footnotes	Industry	Reference Rate & Spread(2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (98.11% of fair value) (continued)
Maravai Intermediate Holdings, LLC	+\#	(2) (3)	Healthcare & Pharmaceuticals	L + 4.25%	6.00%	8/2/2025	$29,625	$29,378	$29,400
Marco Technologies, LLC	^+\	(2) (3) (7)	Media: Advertising, Printing & Publishing	L + 4.25%	6.16%	10/30/2023	7,463	7,410	7,463
Mold-Rite Plastics, LLC	+\	(2) (3)	Chemicals, Plastics & Rubber	L + 4.25%	5.95%	12/14/2021	14,557	14,519	14,524
MSHC, Inc.	^+*\	(2) (3) (7)	Construction & Building	L + 4.25%	5.95%	12/31/2024	38,251	38,138	38,166
Newport Group Holdings II, Inc.	\+#	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 3.75%	5.65%	9/13/2025	23,715	23,487	23,663
Odyssey Logistics & Technology Corp.	+*\#	(2) (3)	Transportation: Cargo	L + 4.00%	5.70%	10/12/2024	39,013	38,859	38,763
Output Services Group	^+\	(2) (3) (7)	Media: Advertising, Printing & Publishing	L + 4.50%	6.20%	3/27/2024	19,621	19,570	19,469
PAI Holdco, Inc.	+*\	(2) (3)	Automotive	L + 4.25%	6.35%	1/5/2025	19,532	19,458	19,532
Park Place Technologies, Inc.	+\#	(2) (3)	High Tech Industries	L + 4.00%	5.70%	3/28/2025	22,566	22,489	22,566
Pasternack Enterprises, Inc.	+\	(2) (3)	Capital Equipment	L + 4.00%	5.70%	7/2/2025	22,755	22,742	22,653
Pathway Vet Alliance LLC	+\	(2) (3) (7)	Consumer Services	L + 4.50%	6.21%	12/20/2024	19,085	18,708	19,217
Pharmalogic Holdings Corp.	+\	(2) (3)	Healthcare & Pharmaceuticals	L + 4.00%	5.70%	6/11/2023	11,320	11,296	11,302
Premise Health Holding Corp.	^+\#	(2) (3) (7)	Healthcare & Pharmaceuticals	L + 3.50%	5.60%	7/10/2025	13,723	13,665	13,501
Propel Insurance Agency, LLC	^+\	(2) (3) (7)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.35%	6/1/2024	22,532	22,056	22,395
Q Holding Company	+*\#	(2) (3)	Automotive	L + 5.00%	6.70%	12/31/2023	21,955	21,777	21,922
QW Holding Corporation (Quala)	^+*	(2) (3) (7)	Environmental Industries	L + 5.75%	7.73%	8/31/2022	11,630	11,449	11,531
Radiology Partners, Inc.	+\#	(2) (3)	Healthcare & Pharmaceuticals	L + 4.75%	6.66%	7/9/2025	28,719	28,590	28,768
RevSpring Inc.	+*\#	(2) (3)	Media: Advertising, Printing & Publishing	L + 4.00%	5.95%	10/11/2025	24,750	24,631	24,608
Situs Group Holdings Corporation	\+^	(2) (3) (7)	Banking, Finance, Insurance & Real Estate	L + 4.75%	6.45%	6/28/2025	13,715	13,621	13,697
Systems Maintenance Services Holding, Inc.	+*	(2) (3)	High Tech Industries	L + 5.00%	6.70%	10/30/2023	23,765	23,672	18,180
Surgical Information Systems, LLC	+*\	(2) (3) (6)	High Tech Industries	L + 4.75%	7.47%	4/24/2023	26,168	26,005	25,715
T2 Systems, Inc.	^+*	(2) (3) (7)	Transportation: Consumer	L + 6.75%	8.85%	9/28/2022	18,045	17,789	18,045
The Original Cakerie, Ltd. (Canada)	+*	(2) (3) (7)	Beverage, Food & Tobacco	L + 5.00%	6.84%	7/20/2022	8,928	8,897	8,887
The Original Cakerie, Ltd. (Canada)	^*	(2) (3) (7)	Beverage, Food & Tobacco	L + 4.50%	6.34%	7/20/2022	6,826	6,801	6,790
ThoughtWorks, Inc.	+*\	(2) (3)	Business Services	L + 4.00%	5.70%	10/11/2024	11,824	11,794	11,824
U.S. Acute Care Solutions, LLC	+\*	(2) (3)	Healthcare & Pharmaceuticals	L + 5.00%	6.91%	5/15/2021	31,431	31,331	29,869
U.S. TelePacific Holdings Corp.	+*\	(2) (3)	Telecommunications	L + 5.00%	7.10%	5/2/2023	26,660	26,499	25,430
Valet Waste Holdings, Inc.	+\	(2) (3)	Construction & Building	L + 3.75%	5.70%	9/28/2025	11,850	11,825	11,688
Welocalize, Inc.	+^	(2) (3) (7)	Business Services	L + 4.50%	6.21%	12/2/2024	23,038	22,788	22,787
WIRB - Copernicus Group, Inc.	+*\	(2) (3) (7)	Healthcare & Pharmaceuticals	L + 4.25%	5.95%	8/15/2022	20,888	20,822	20,887

Consolidated Schedule of Investments as of December 31, 2019
Investments (1)			Industry	Reference Rate & Spread(2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (98.11% of fair value) (continued)
WRE Holding Corp.	^+*	(2) (3) (7)	Environmental Industries	L + 5.00%	6.91%	1/3/2023	$7,431	$7,372	$7,304
Zywave, Inc.	+*\	(2) (3) (7)	High Tech Industries	L + 5.00%	6.93%	11/17/2022	19,228	19,107	19,211
First Lien Debt Total								$1,231,436	$1,223,215
Second Lien Debt (1.75% of fair value)
DBI Holding, LLC	^*	(2) (3) (8)	Transportation: Cargo	8.00% PIK	8%	2/1/2026	$21,150	$20,697	$21,150
Zywave, Inc.	*	(2) (3)	High Tech Industries	L + 9.00%	10.94%	11/17/2023	666	660	664
Second Lien Debt Total								$21,357	$21,814
Equity Investments (0.15% of fair value)
DBI Holding, LLC	^		Transportation: Cargo				16,957	$5,364	$1,810
Equity Investments Total								5,364	1,810
Total Investments								$1,258,157	$1,246,839

^ Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into a revolving credit facility (the "Credit Fund Facility"). Accordingly, such assets are not available to creditors of Credit Fund Sub, the 2017-1 Issuer, the 2019-2 Issuer or Credit Fund Warehouse II.
+ Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund, the 2017-1 Issuer, the 2019-2 Issuer or Credit Fund Warehouse II.
* Denotes that all or a portion of the assets are owned by the 2017-1 Issuer and secure the notes issued in connection with a $399,900 term debt securitization completed by Credit Fund on December 19, 2017 (the “2017-1 Debt Securitization”). Accordingly, such assets are not available to creditors of Credit Fund, Credit Fund Sub, the 2019-2 Issuer or Credit Fund Warehouse II.
\ Denotes that all or a portion of the assets are owned by the 2019-2 Issuer and secure the notes issued in connection with a $399,900 term debt securitization completed by Credit Fund on May 21, 2019 (the “2019-2 Debt Securitization”). Accordingly, such assets are not available to creditors of Credit Fund, Credit Fund Sub, the 2017-1 Issuer or Credit Fund Warehouse II.
# Denotes that all or a portion of the assets are owned by the Credit Fund Warehouse II. Credit Fund Warehouse II has entered into a revolving credit facility (the "Credit Fund Warehouse II"). The lenders of the Credit Fund Warehouse II Facility have a first lien security interest in substantially all of the assets of the Credit Fund Warehouse II. Accordingly, such assets are not available to creditors of Credit Fund, Credit Fund Sub, 2017-1 Issuer or 2019-2 Issuer.

(1)
Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2019, the geographical composition of investments as a percentage of fair value was 1.26% in Canada and 98.74% in the United States. Certain portfolio company investments are subject to contractual restrictions on sales.

(2)
Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either LIBOR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, Credit Fund has indicated the reference rate used and provided the spread and the interest rate in effect as of December 31, 2019. As of December 31, 2019, the reference rates for Credit Fund's variable rate loans were the 30-day LIBOR at 1.75%, the 90-day LIBOR at 1.91% and the 180-day LIBOR at 1.91%.

(3)	Loan includes interest rate floor feature, which is generally 1.00%.

(4)
Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.

(5)
Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs, which is substantially similar to the valuation policy of the Company provided in Note 3, Fair Value Measurements.

(6)
In addition to the interest earned based on the stated interest rate of this loan, which is the amount reflected in this schedule, Credit Fund is entitled to receive additional interest as a result of an agreement among lenders as follows: Surgical Information Systems, LLC (0.89%). Pursuant to the agreement among lenders in respect of these loans, these investments represent a first lien/last out loan, which has a secondary priority behind the first lien/first out loan with respect to principal, interest and other payments.

(7)	As of December 31, 2019, Credit Fund and Credit Fund Sub had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
Advanced Instruments, LLC	Revolver	0.50%	$563	$(2)
AmeriLife Group, LLC	Delayed Draw	1.00	298	(1)
Anchor Packaging, Inc.	Delayed Draw	1.00	4,487	(1)
AQA Acquisition Holding, Inc.	Revolver	0.50	2,459	(11)
Borchers, Inc.	Revolver	0.50	1,935	(3)
Clearent Newco, LLC	Delayed Draw	1.00	6,636	(110)
DecoPac, Inc.	Revolver	0.50	2,143	(7)
EIP Merger Sub, LLC (Evolve IP)	Revolver	0.50	1,680	—
EIP Merger Sub, LLC (Evolve IP)	Delayed Draw	1.00	2,240	—
HMT Holding Inc.	Revolver	0.50	6,173	(29)
Jensen Hughes, Inc.	Revolver	0.50	1,136	(11)
Jensen Hughes, Inc.	Delayed Draw	1.00	2,365	(23)
MAG DS Corp.	Revolver	0.50	2,188	(13)
Marco Technologies, LLC	Delayed Draw	1.00	7,500	—
MSHC, Inc.	Delayed Draw	1.00	1,913	(4)
Output Services Group	Delayed Draw	4.25	116	(1)
Pathway Vet Alliance LLC	Delayed Draw	1.00	19,867	68
Premise Health Holding Corp.	Delayed Draw	1.00	1,103	(17)
Propel Insurance Agency, LLC	Revolver	0.50	2,381	(10)
Propel Insurance Agency, LLC	Delayed Draw	0.50	7,143	(31)
QW Holding Corporation (Quala)	Revolver	0.50	5,498	(31)
QW Holding Corporation (Quala)	Delayed Draw	1.00	217	(1)
Situs Group Holdings Corporation	Delayed Draw	1.00	1,216	(1)
T2 Systems, Inc.	Revolver	0.50	1,369	—
The Original Cakerie, Ltd. (Canada)	Revolver	0.50	1,199	(5)
Welocalize, Inc.	Revolver	0.50	2,057	(21)
WIRB - Copernicus Group, Inc.	Revolver	0.50	1,000	—
WIRB - Copernicus Group, Inc.	Delayed Draw	1.00	2,592	—
WRE Holding Corp.	Revolver	0.50	441	(6)
WRE Holding Corp.	Delayed Draw	1.00	1,981	(25)
Zywave, Inc.	Revolver	0.50	998	(1)
Total unfunded commitments			$92,894	$(297)

(8)	Loan was on non-accrual status as of December 31, 2019.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2018
(dollar amounts in thousands)

Consolidated Schedule of Investments as of December 31, 2018
Investments (1)		Footnotes	Industry	Reference Rate & Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.91% of fair value)
Achilles Acquisition, LLC	+\	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.00%	6.56%	10/11/2025	$18,000	$17,906	$17,716
Acrisure, LLC	+	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.77%	11/22/2023	20,886	20,843	19,981
Acrisure, LLC	+\	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 3.75%	6.27%	11/22/2023	11,940	11,928	11,333
Advanced Instruments, LLC	^+*	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 5.25%	7.63%	10/31/2022	11,791	11,695	11,690
Ahead, LLC	^+	(2) (3) (8)	High Tech Industries	L + 4.25%	6.87%	6/29/2023	20,059	19,959	19,856
Alpha Packaging Holdings, Inc.	+*	(2) (3)	Containers, Packaging & Glass	L + 4.25%	7.05%	5/12/2020	16,860	16,830	16,813
AM Conservation Holding Corporation	+*	(2) (3)	Energy: Electricity	L + 4.50%	7.30%	10/31/2022	38,310	38,079	38,027
AQA Acquisition Holding, Inc.	^+*	(2) (3) (8)	High Tech Industries	L + 4.25%	7.05%	5/24/2023	19,148	19,111	18,978
Avalign Technologies, Inc.	+\	(2) (3)	Healthcare & Pharmaceuticals	L + 4.50%	7.00%	12/22/2025	13,000	12,874	12,848
Big Ass Fans, LLC	+*\	(2) (3)	Capital Equipment	L + 3.75%	6.55%	5/21/2024	14,052	13,973	13,840
Borchers, Inc.	^+*	(2) (3) (8)	Chemicals, Plastics & Rubber	L + 4.50%	7.30%	11/1/2024	15,589	15,533	15,545
Brooks Equipment Company, LLC	+*	(2) (3)	Construction & Building	L + 5.00%	7.71%	8/29/2020	5,948	5,940	5,935
Clearent Newco, LLC	^+	(2) (3) (8)	High Tech Industries	L + 4.00%	6.52%	3/20/2024	23,093	22,702	22,819
DBI Holding, LLC	+*	(2) (3) (9)	Transportation: Cargo	L + 5.25%	7.76%	8/1/2021	34,494	34,276	25,400
DBI Holding, LLC	^		Transportation: Cargo	15% (100% PIK)	7.76%	2/1/2020	1,119	1,119	1,119
DecoPac, Inc.	^+*	(2) (3) (8)	Non-durable Consumer Goods	L + 4.25%	7.05%	9/29/2024	12,696	12,571	12,619
Dent Wizard International Corporation	+	(2) (3)	Automotive	L + 4.00%	6.51%	4/7/2020	24,256	24,183	24,110
DTI Holdco, Inc.	+*\	(2) (3)	High Tech Industries	L + 4.75%	7.28%	9/30/2023	19,081	18,941	17,793
EIP Merger Sub, LLC (Evolve IP)	+*	(2) (3) (4)	Telecommunications	L + 5.75%	8.27%	6/7/2022	22,358	21,923	21,788
EIP Merger Sub, LLC (Evolve IP)	*	(2) (3) (7)	Telecommunications	L + 5.75%	8.27%	6/7/2022	1,500	1,469	1,462
Eliassen Group, LLC	+	(2) (3)	Business Services	L + 4.50%	7.00%	11/5/2024	6,250	6,226	6,202
Exactech, Inc.	+\	(2) (3)	Healthcare & Pharmaceuticals	L + 3.75%	6.27%	2/14/2025	12,903	12,849	12,741
Executive Consulting Group, LLC, Inc.	^+	(2) (3) (8)	Business Services	L + 4.50%	7.30%	6/20/2024	15,318	15,168	15,132
Golden West Packaging Group LLC	+*	(2) (3)	Containers, Packaging & Glass	L + 5.25%	7.77%	6/20/2023	30,180	29,978	29,760
HMT Holding Inc.	^+*	(2) (3) (8)	Energy: Oil & Gas	L + 4.50%	7.02%	11/17/2023	33,490	32,902	33,172
J.S. Held, LLC	+*	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.50%	7.30%	9/25/2024	20,309	20,137	19,998
Jensen Hughes, Inc.	^+*	(2) (3) (8)	Utilities: Electric	L + 4.50%	7.30%	3/22/2024	27,978	27,896	27,382
Kestra Financial, Inc.	+*	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.76%	6/24/2022	21,744	21,547	21,690
MAG DS Corp.	^+	(2) (3) (8)	Aerospace & Defense	L + 4.75%	7.27%	6/6/2025	22,885	22,679	22,665
Maravai Intermediate Holdings, LLC	+\	(2)	Healthcare & Pharmaceuticals	L + 4.25%	6.81%	8/2/2025	29,925	29,640	29,578

Consolidated Schedule of Investments as of December 31, 2018
Investments (1)		Footnotes	Industry	Reference Rate & Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.91% of fair value) (continued)
Mold-Rite Plastics, LLC	+	(2) (3)	Chemicals, Plastics & Rubber	L + 4.50%	7.30%	12/14/2021	14,850	14,793	14,762
MSHC, Inc.	^+*	(2) (3) (8)	Construction & Building	L + 4.25%	6.89%	7/31/2023	23,579	23,514	23,088
Newport Group Holdings II, Inc.	+\	(2)	Banking, Finance, Insurance & Real Estate	L + 3.75%	6.54%	9/13/2025	17,790	17,666	17,564
North American Dental Management, LLC	^+*	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 5.25%	8.04%	7/7/2023	37,781	37,329	37,093
North Haven CA Holdings, Inc.	^+*	(2) (3) (8)	Business Services	L + 4.50%	7.02%	10/2/2023	35,139	34,789	34,401
Odyssey Logistics & Technology Corporation	+*\	(2) (3)	Transportation: Cargo	L + 4.00%	6.52%	10/12/2024	39,680	39,496	39,149
Output Services Group	^+\	(2) (3) (8)	Media: Advertising, Printing & Publishing	L + 4.25%	6.77%	3/27/2024	17,400	17,338	16,663
PAI Holdco, Inc.	+*	(2) (3)	Automotive	L + 4.25%	7.05%	1/5/2025	19,727	19,637	19,459
Park Place Technologies, Inc.	+\	(2) (3)	High Tech Industries	L + 4.00%	6.52%	3/29/2025	15,922	15,856	15,639
Pasternack Enterprises, Inc.	+	(2) (3)	Capital Equipment	L + 4.00%	6.52%	7/2/2025	20,076	20,076	19,745
Pharmalogic Holdings Corp.	^+	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 4.00%	6.52%	6/11/2023	7,017	6,995	6,949
Ping Identity Corporation	+\	(2) (3)	High Tech Industries	L + 3.75%	6.27%	1/25/2025	4,975	4,956	4,915
Premier Senior Marketing, LLC	*	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.75%	11/30/2025	4,953	4,953	4,875
Premise Health Holding Corp.	^+\	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 3.75%	6.55%	7/10/2025	13,862	13,805	13,717
Propel Insurance Agency, LLC	^+	(2) (3) (8)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.75%	6/1/2024	21,088	20,535	20,628
PSI Services, LLC	^+*	(2) (3) (8)	Business Services	L + 5.00%	7.52%	1/20/2023	29,919	29,469	29,239
Q Holding Company	+*	(2) (3)	Automotive	L + 5.00%	7.52%	12/18/2021	17,099	17,058	16,969
QW Holding Corporation (Quala)	^+*	(2) (3) (8)	Environmental Industries	L + 6.75%	9.22%	8/31/2022	9,704	9,338	9,489
RevSpring, Inc.	+*\	(2) (3)	Media: Advertising, Printing & Publishing	L + 4.25%	7.05%	10/11/2025	20,000	19,953	19,680
Situs Group Holdings Corporation	+	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.50%	7.02%	2/26/2023	8,915	8,892	8,887
Surgical Information Systems, LLC	+*	(2) (3) (7)	High Tech Industries	L + 4.85%	7.37%	4/24/2023	27,708	27,494	27,171
Systems Maintenance Services Holding, Inc.	+*	(2) (3)	High Tech Industries	L + 5.00%	7.52%	10/28/2023	24,010	23,907	17,842
T2 Systems Canada, Inc.	+	(2) (3)	Transportation: Consumer	L + 6.75%	9.34%	9/28/2022	2,646	2,598	2,630
T2 Systems, Inc.	^+*	(2) (3) (8)	Transportation: Consumer	L + 6.75%	9.34%	9/28/2022	15,775	15,484	15,677
The Original Cakerie, Co. (Canada)	+*	(2) (3)	Beverage, Food & Tobacco	L + 5.00%	7.50%	7/20/2022	9,019	8,968	8,932
The Original Cakerie, Ltd. (Canada)	+	(2) (3) (8)	Beverage, Food & Tobacco	L + 4.50%	7.02%	7/20/2022	6,957	6,917	6,883
ThoughtWorks, Inc.	+*\	(2) (3)	Business Services	L + 4.00%	6.52%	10/12/2024	11,944	11,909	11,770
U.S. Acute Care Solutions, LLC	+*	(2) (3)	Healthcare & Pharmaceuticals	L + 5.00%	7.52%	5/15/2021	31,705	31,540	31,395
U.S. TelePacific Holdings Corp.	+*\	(2) (3)	Telecommunications	L + 5.00%	7.80%	5/2/2023	26,660	26,459	24,768
Upstream Intermediate, LLC	^+	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 4.25%	6.77%	1/3/2024	17,939	17,863	17,677

Consolidated Schedule of Investments as of December 31, 2018
Investments (1)		Footnotes	Industry	Reference Rate & Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.91% of fair value) (continued)
Valet Waste Holdings, Inc.	+\	(2) (3)	Construction & Building	L + 4.00%	6.52%	9/28/2025	$11,970	$11,947	$11,902
Valicor Environmental Services, LLC	^+*	(2) (3) (8)	Environmental Industries	L + 4.75%	7.27%	6/1/2023	33,410	32,914	32,995
WIRB - Copernicus Group, Inc.	^+*	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 4.25%	6.77%	8/15/2022	17,194	17,098	16,931
WRE Holding Corp.	^+*	(2) (3) (8)	Environmental Industries	L + 5.00%	7.52%	1/3/2023	7,238	7,162	6,993
Zywave, Inc.	^+*	(2) (3) (8)	High Tech Industries	L + 5.00%	7.52%	11/17/2022	18,050	17,914	17,991
First Lien Debt Total								$1,197,499	$1,172,460
Second Lien Debt (0.09% of fair value)
Zywave, Inc.	*	(2) (3)	High Tech Industries	L + 9.00%	11.65%	11/17/2023	1,050	$1,038	$1,048
Second Lien Debt Total								$1,038	$1,048
Total Investments								$1,198,537	$1,173,508
^ Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into the Credit Fund Facility. The lenders of the Credit Fund Facility have a first lien security interest in substantially all of the assets of Credit Fund. Accordingly, such assets are not available to creditors of Credit Fund Sub, the 2017-1 Issuer or the Credit Fund Warehouse.
+ Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund, the 2017-1 Issuer or the Credit Fund Warehouse.
* Denotes that all or a portion of the assets are owned by the 2017-1 Issuer and secure the notes issued in connection with a $399,900 term debt securitization completed by Credit Fund on December 19, 2017 (the “2017-1 Debt Securitization”). Accordingly, such assets are not available to creditors of Credit Fund, Credit Fund Sub or the Credit Fund Warehouse.
\ Denotes that all or a portion of the assets are owned by the Credit Fund Warehouse. Credit Fund Warehouse has entered into a revolving credit facility (the “Credit Fund Warehouse Facility”). The lenders of the Credit Fund Warehouse Facility have a first lien security interest in substantially all of the assets of the Credit Fund Warehouse. Accordingly, such assets are not available to creditors of Credit Fund, Credit Fund Sub or the 2017-1 Issuer.

(1)
Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2018, the geographical composition of investments as a percentage of fair value was 1.35% in Canada and 98.65% in the United States. Certain portfolio company investments are subject to contractual restrictions on sales.

(2)
Variable rate loans to the portfolio companies bear interest at a rate that may be determined by reference to either LIBOR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, Credit Fund has provided the interest rate in effect as of December 31, 2018. As of December 31, 2018, all of Credit Fund’s LIBOR loans were indexed to the 30-day LIBOR at 2.50%, the 90-day LIBOR at 2.81% and the 180-day LIBOR at 2.88%.

(3)	Loan includes interest rate floor feature, which is generally 1.00%.

(4)
Credit Fund receives less than the stated interest rate of this loan as a result of an agreement among lenders. The interest rate reduction is 1.20% on EIP Merger Sub, LLC (Evolve IP). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/first out loan, which has first priority ahead of the first lien/last out loan with respect to principal, interest and other payments.

(5)
Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.

(6)
Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs, which is substantially similar to the valuation policy of the Company provided in Note 3, Fair Value Measurements.

(7)
In addition to the interest earned based on the stated interest rate of this loan, which is the amount reflected in this schedule, Credit Fund is entitled to receive additional interest as a result of an agreement among lenders as follows: EIP Merger Sub, LLC (Evolve IP) (3.75%) and Surgical Information Systems, LLC (0.89%). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/last out loan, which has a secondary priority behind the first lien/first out loan with respect to principal, interest and other payments.

(8) As of December 31, 2018, Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
Advanced Instruments, LLC	Revolver	0.50%	$1,333	$(10)
Ahead, LLC	Revolver	0.50	4,688	(38)
AQA Acquisition Holding, Inc.	Revolver	0.50	2,459	(19)
Borchers, Inc.	Revolver	0.50	1,935	(5)
Clearent Newco, LLC	Delayed Draw	1.00	4,988	(46)
Clearent Newco, LLC	Revolver	0.50	1,760	(16)
DecoPac, Inc.	Revolver	0.50	2,143	(11)
Executive Consulting Group, LLC, Inc.	Revolver	0.50	2,368	(25)
HMT Holding Inc.	Revolver	0.50	6,173	(49)
Jensen Hughes, Inc.	Revolver	0.50	2,000	(39)
Jensen Hughes, Inc.	Delayed Draw	1.00	337	(7)
MAG DS Corp.	Revolver	0.50	2,022	(18)
MSHC, Inc.	Delayed Draw	0.32	9,852	(145)
North American Dental Management, LLC	Revolver	0.50	2,000	(35)
North Haven CA Holdings, Inc. (CoAdvantage)	Revolver	0.50	6,114	(109)
Output Services Group	Delayed Draw	4.25	2,518	(93)
Pharmalogic Holdings Corp.	Delayed Draw	1.00	2,947	(20)
Premise Health Holding Corp.	Delayed Draw	1.00	1,103	(11)
Propel Insurance Agency, LLC	Delayed Draw	0.50	7,143	(110)
Propel Insurance Agency, LLC	Revolver	0.50	1,667	(26)
PSI Services LLC	Revolver	0.50	754	(17)
QW Holding Corporation (Quala)	Revolver	0.50	5,498	(52)
T2 Systems, Inc.	Revolver	0.50	1,173	(7)
The Original Cakerie, Ltd. (Canada)	Revolver	0.50	1,132	(10)
Upstream Intermediate, LLC	Revolver	0.50	1,606	(22)
Valicor Environmental Services, LLC	Revolver	0.50	4,971	(54)
WIRB - Copernicus Group, Inc.	Delayed Draw	1.00	6,480	(69)
WIRB - Copernicus Group, Inc.	Revolver	0.50	1,000	(11)
WRE Holding Corp.	Delayed Draw	0.89	2,069	(51)
WRE Holding Corp.	Revolver	0.50	613	(15)
Zywave, Inc.	Revolver	0.50	600	(2)
Total unfunded commitments			$91,446	$(1,142)

(9)	Loan was on non-accrual status as of December 31, 2018.

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands)

	For the years ended December 31,
	2019	2018
Investment income:
Interest income	$91,942	$80,161
Other income	2,150	2,399
Total investment income	94,092	82,560

Expenses:
Interest expense	56,361	49,498
Credit facility fees	2,867	2,438
Other general and administrative	916	1,149
Professional fees	848	691
Administrative service fees	137	148
Organization expenses	329	—
Total expenses	61,458	53,924
Net investment income	32,634	28,636
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments:
Net realized gain (loss) on investments	(8,285)	33
Net change in unrealized appreciation (depreciation) on investments	13,711	(26,133)
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments	5,426	(26,100)
Net increase in members’ equity resulting from operations	$38,060	$2,536

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(dollar amounts in thousands)

	For the years ended December 31,
	2019	2018
Increase (decrease) in members’ equity resulting from operations:
Net investment income (loss)	$32,634	$28,636
Net realized gain (loss) on investments	(8,285)	33
Net change in unrealized appreciation (depreciation) on investments	13,711	(26,133)
Net increase (decrease) in members’ capital resulting from operations	38,060	2,536

Capital transactions:
Dividends declared	(31,500)	(30,500)
Net increase (decrease) in members’ equity resulting from capital transactions	(31,500)	(30,500)
Net increase (decrease) in members’ equity	6,560	(27,964)
Members’ equity (deficit) at beginning of year	(27,432)	532
Members’ deficit at end of year	$(20,872)	$(27,432)

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)

	For the years ended December 31,
	2019	2018
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$38,060	$2,536
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Payment-in-kind interest	(66)	—
Amortization of deferred financing costs	1,604	1,541
Amortization of discount on notes	137	—
Net accretion of discount on investments	(5,135)	(3,625)
Net realized (gain) loss on investments	8,285	(33)
Net change in unrealized (appreciation) depreciation on investments	(13,711)	26,133
Cost of investments purchased and change in payable for investments purchased	(480,015)	(495,147)
Proceeds from sales and repayments of investments	416,187	287,263
Changes in operating assets:
Interest receivable	(2,877)	193
Prepaid expenses and other assets	(642)	2
Changes in operating liabilities:
Due to affiliate	(146)	17
Interest and credit facility fees payable	(444)	4,058
Other liabilities	(650)	(235)
Net cash provided by (used in) operating activities	(39,413)	(177,297)

Cash flows from financing activities:
Proceeds from issuance of subordinated loans	11,000	63,000
Borrowings on Credit Fund Facility and Credit Fund Sub Facility	350,070	359,385
Borrowings on Credit Fund Warehouse	34,544	101,044
Borrowings on Credit Fund Warehouse II	97,571	—
Repayments of Credit Fund Facility and Credit Fund Sub Facility	(496,698)	(239,687)
Repayments on Credit Fund Warehouse	(135,589)	—
Repayments of 2017-1 CLO notes	(101,196)	(40,131)
Proceeds from issuance of 2019-2 CLO notes	351,580
Repayments of 2019-2 CLO notes	(29,634)
Debt issuance costs paid	(2,245)	(1,338)
Dividends paid in cash	(30,900)	(28,780)
Net cash provided by (used in) financing activities	48,503	213,493
Net increase (decrease) in cash and cash equivalents	9,090	36,196
Cash and cash equivalents, beginning of year	55,698	19,502
Cash and cash equivalents, end of year	$64,787	$55,698

Supplemental disclosures:
Dividends declared during the year	$31,500	$30,500
Interest paid during the year	$54,941	$45,277
Taxes paid during the year	$554	$415
The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2019
(dollar amounts in thousands)
1. ORGANIZATION
Middle Market Credit Fund, LLC (“Credit Fund”) is a Delaware limited liability company formed on February 4, 2016. On February 29, 2016, TCG BDC, Inc. (“TCG BDC”) and Credit Partners USA LLC (“Credit Partners” and, together with TCG BDC, the “Members” and, each, a “Member”) entered into an amended and restated limited liability company agreement (as amended, the “LLC Agreement”) to co-manage Credit Fund. Credit Fund is managed by a six-member board of managers (“Board of Managers”), on which TCG BDC and Credit Partners (each, a “Member, and collectively, the “Members”) each have equal representation. Investment decisions must be unanimously approved by a quorum of the investment committee, which is comprised of persons appointed equally by each Member (“Investment Committee”). The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $400,000 each. Credit Fund commenced substantial operations on May 11, 2016, the date of the first capital call.
Credit Fund’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies.
Middle Market Credit Fund SPV, LLC (the “Credit Fund Sub”), MMCF CLO 2017-1 LLC (the “2017-1 Issuer”), MMCF CLO 2019-2, LLC (the "2019-2 Issuer", formerly known as MMCF Warehouse, LLC (the "Credit Fund Warehouse")) and MMCF Warehouse II, LLC (the "Credit Fund Warehouse II), each a Delaware limited liability company, were formed on April 5, 2016, October 6, 2017, November 26, 2018 and August 16, 2019, respectively. Credit Fund Sub, the 2017-1 Issuer, the 2019-2 Issuer and the Credit Fund Warehouse II are wholly owned subsidiaries of Credit Fund and are consolidated in Credit Fund’s consolidated financial statements commencing from the date of their respective formations. Credit Fund Sub, the 2017-1 Issuer, the 2019-2 Issuer and Credit Fund Warehouse II primarily invest in first lien loans of middle market companies. Credit Fund and its wholly owned subsidiaries follow the same Internal Risk Rating System as the TCG BDC.
Carlyle Global Credit Administration L.L.C. (the “Administrator”) provides the administrative services necessary for Credit Fund to operate. The Administrator is a wholly owned subsidiary of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group Inc. (formerly, The Carlyle Group, L.P.). “Carlyle” refers to The Carlyle Group Inc. and its consolidated subsidiaries, a global investment firm publicly traded on the Nasdaq Global Select Market under the symbol “CG”.
Credit Fund has a five-year investment period commencing on February 29, 2016, as such period may be extended, suspended or sooner terminated pursuant to the terms of the LLC Agreement. After the end of the investment period, the LLC Agreement will continue to be in full force and effect and Credit Fund will not be dissolved until all the investments are amortized, liquidated or are otherwise transferred or disposed of by Credit Fund, the Credit Fund Sub, the 2017-1 Issuer, the 2019-2 Issuer, the Credit Warehouse II and, if applicable, any other subsidiary.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Credit Fund is an investment company for the purposes of accounting and financial reporting in accordance with Financial Accounting Standards Board Accounting Standards Update 2013-08, Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. U.S. GAAP for an investment company requires investments to be recorded at their estimated fair value. The carrying value for all other assets and liabilities approximates their fair value.

Principles of Consolidation
The consolidated financial statements include the accounts of Credit Fund and its wholly owned subsidiaries, the Credit Fund Sub, the 2017-1 Issuer, the 2019-2 Issuer and the Credit Fund Warehouse II. All significant intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s estimates are based on historical experiences and other factors, including expectations of future events that management believes to be reasonable under the circumstances. It also requires management to exercise judgment in the process of applying Credit Fund’s accounting policies. Assumptions and estimates regarding the valuation of investments and their resulting impact on base management and incentive fees involve a higher degree of judgment and complexity and these assumptions and estimates may be significant to the consolidated financial statements. Actual results could differ from these estimates and such differences could be material.
Investments
Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment using the specific identification method without regard to unrealized appreciation or depreciation previously recognized, and includes investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation on investments as presented in the accompanying Consolidated Statements of Operations reflects the net change in the fair value of investments, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. See Note 3 for further information about fair value measurements.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments (e.g., money market funds, U.S. treasury notes) with original maturities of three months or less. Cash equivalents are carried at amortized cost, which approximates fair value. Credit Fund’s cash and cash equivalents are held with two large financial institutions and cash held in such financial institutions may, at times, exceed the Federal Deposit Insurance Corporation insured limit. As of December 31, 2019 and 2018, there were no cash equivalents held.
Revenue Recognition
Interest from Investments and Realized Gain/Loss on Investments
Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including origination fees, adjusted for the accretion of discounts and amortization of premiums, if any. At time of exit, the realized gain or loss on an investment is the difference between the amortized cost at time of exit and the cash received at exit using the specific identification method.
Credit Fund may have loans in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. As of December 31, 2019, the fair value of the loans in the portfolio with PIK provisions was $21,150 and $1,119, respectively. For the years ended December 31, 2019 and 2018, Credit Fund earned $66 and $1 in PIK income, respectively, included in interest income in the accompanying Consolidated Statements of Operations.
Other Income
Other income may include income such as consent, waiver, amendment, unused, syndication and prepayment fees associated with Credit Fund’s investment activities as well as any fees for managerial assistance services rendered by Credit Fund to portfolio companies. Such fees are recognized as income when earned or the services are rendered. Credit Fund may receive fees for guaranteeing the outstanding debt of a portfolio company. Such fees will be amortized into other income over the life of the guarantee. The unamortized amount, if any, is included in other assets in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital. For the years ended December 31, 2019 and 2018, Credit Fund earned $2,150 and $2,399, respectively, in other income.
Non-Accrual Income
Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest are paid current and, in management’s judgment, are likely to remain current. Management may not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of December 31, 2019 and 2018, the fair value of the loan in the portfolio on non-accrual status was $21,150 and $25,400, respectively. The remaining first and second lien debt investments were performing and current on their interest payments as of December 31, 2019 and 2018.
Credit Fund Facilities, 2017-1 Notes, 2019-2 Notes and Related Costs, Expenses and Deferred Financing Costs
Interest expense and unused commitment fees on the Credit Fund Facility and Credit Fund Sub Facility (collectively, the "Credit Fund Facilities") are recorded on an accrual basis. Unused commitment fees are included in credit facility fees in the accompanying Consolidated Statements of Operations.
The Credit Fund Facilities are recorded at carrying value, which approximates fair value.
Deferred financing costs include capitalized expenses related to the closing of the Credit Fund Facilities. Amortization of deferred financing costs for each credit facility is computed on the straight-line basis over the respective term of each credit facility. The amortization of such costs is included in credit facility fees in the accompanying Consolidated Statements of Operations.
Debt issuance costs include capitalized expenses including structuring and arrangement fees related to the offering of the 2017-1 Notes and 2019-2 Notes (collectively, the "Notes"). Amortization of debt issuance costs for the Notes is computed on the effective yield method over the term of the respective Notes. The unamortized balance of such costs is presented as a direct deduction to the carrying amount of the respective Notes in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Equity. The amortization of such costs is included in interest expense in the accompanying Consolidated Statements of Operations.
The Notes are recorded at carrying value, which approximates fair value.
Organization Costs
Credit Fund agreed to reimburse each Member for initial organization costs incurred on behalf of Credit Fund up to $150 per member. As of December 31, 2019, $300 of organization costs had been incurred by Credit Fund and $28 of excess organization and offering costs had been incurred by TCG BDC. Credit Fund’s organization costs incurred are expensed when incurred.
Income Taxes
Credit Fund has elected to be treated as a partnership for U.S. federal income tax purposes. No provision is made for federal or state income taxes since income and losses are allocated to the individual Members who are responsible for reporting such and paying any taxes thereon. However, certain items of income distributed to Members may be subject to withholding or other taxes on behalf of those Members. Credit Fund has not recorded a liability for any uncertain tax positions pursuant to the provisions of Accounting Standards Codification (ASC) 740, Tax Provisions.
Credit Fund is not subject to federal and state taxes although it may be subject to local taxes in relation to loans originated by Credit Fund. Credit Fund is subject to New York City unincorporated business tax (“UBT”). For the years ended December 31, 2019 and 2018, UBT, including related interest and penalties, of $228 and $795, respectively, was included within other general and administrative in the accompanying Consolidated Statements of Operations.
The Credit Fund Sub, 2017-1 Issuer, 2019-2 Issuer and Credit Fund Warehouse II are disregarded entities for tax purposes and are consolidated with the tax return of Credit Fund.

Allocations to Members
To the extent that Credit Fund has income (loss) net of expenses accrued in accordance with the LLC Agreement, net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments, calculated in accordance with U.S. GAAP, Credit Fund will allocate such amounts among the Members pro rata based on their respective membership interests in accordance with the LLC Agreement.
Capital Calls and Dividends and Distributions to Members
Capital contributions are made by the Members on a pro rata basis based on their respective capital commitments and recorded on the effective date of the contributions. To the extent that Credit Fund has taxable income available, Credit Fund intends to make distributions quarterly in an amount equal to the investment company taxable income and net capital gains (each as computed under Subchapter M of the Code) earned in the preceding quarter, shared among the Members on a pro rata basis based on their respective membership interests. Dividends and distributions to members are recorded on the record date. The amount to be distributed is determined by the Members with prior board approval each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, are generally distributed at least annually, although Credit Fund may decide to retain such capital gains for investment. Such payments to Members relating to their membership interests are reflected as dividends.
The Members, with prior board approval, may determine to make a distribution in addition to that required above from available cash or cash equivalents received from one or more investments (whether from principal repayment or otherwise and after reduction of any applicable withholding or reserves). Any such distributions shall be shared among the Members as follows:
(i) first, to pay any outstanding loans made by a Member or its affiliates, with prior board approval, to temporarily fund obligations for valid company purposes listed in the LLC Agreement until capital contributions are made by the Members and any interest accrued thereon;
(ii) second, to the Members in respect of any accrued and unpaid interest on the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balances of such subordinated loans;
(iii) third, to the Members in respect of any unpaid principal amount of the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balance of such subordinated loans; and
(iv) fourth, to the Members as distributions in respect of their limited liability company interests in Credit Fund in proportion to their respective capital account balances.
Functional Currency
The functional currency of Credit Fund is the U.S. Dollar and all transactions were in U.S. Dollars.
Recent Accounting Standards Updates
On June 16, 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU is intended to introduce new guidance for the accounting for credit losses on instruments within scope based on an estimate of current expected credit losses. The guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Credit Fund does not expect the adoption of ASU 2016-13 to have a material impact on its consolidated financial statements.
3. FAIR VALUE MEASUREMENTS
Credit Fund applies fair value accounting in accordance with the terms of Financial Accounting Standards Board ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date. Credit Fund values securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. Credit Fund may also obtain quotes with respect to certain of its investments, such as its securities/instruments traded in active markets and its liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”).

When doing so, Credit Fund determines whether the quote obtained is sufficient according to U.S. GAAP to determine the fair value of the security. Credit Fund may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of Credit Fund’s investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been reported had a ready market for the investments existed, and it is reasonably possible that the difference could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements as of December 31, 2019 and 2018.
U.S. GAAP establishes a hierarchical disclosure framework which ranks the level of observability of market price inputs used in measuring investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
Investments measured and reported at fair value are classified and disclosed based on the observability of inputs used in determination of fair values, as follows:

•
Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date. The types of financial instruments in Level 1 generally include unrestricted securities, including equities and derivatives, listed in active markets. Credit Fund does not adjust the quoted price for these investments, even in situations where Credit Fund holds a large position and a sale could reasonably impact the quoted price.

•
Level 2—inputs to the valuation methodology are either directly or indirectly observable as of the reporting date and are those other than quoted prices in active markets. The type of financial instruments in this category generally includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

•
Level 3—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are in this category generally include investments in privately-held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the overall fair value measurement. Credit Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.
Transfers between levels, if any, are recognized at the beginning of the year in which the transfers occur. For the years ended December 31, 2019 and 2018, there were no transfers between levels.
The following tables summarize Credit Fund’s investments measured at fair value on a recurring basis by the above fair value hierarchy levels as of December 31, 2019 and 2018:

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$1,223,215	$1,223,215
Second Lien Debt	—	—	21,814	21,814
Equity Investments	—	—	1,810	1,810
Total	$—	$—	$1,246,839	$1,246,839

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$1,172,460	$1,172,460
Second Lien Debt	—	—	1,048	1,048
Total	$—	$—	$1,173,508	$1,173,508

The changes in Credit Fund’s investments at fair value for which Credit Fund has used Level 3 inputs to determine fair value and net change in unrealized appreciation (depreciation) included in earnings for Level 3 investments still held are as follows:

	Financial Assets for the Year Ended December 31, 2019
	First Lien Debt	Second Lien Debt	Equity Investments	Total
Balance, beginning of year	$1,172,460	$1,048	$—	$1,173,508
Purchases	452,968	20,626	5,364	478,958
Sales	(41,731)	—		(41,731)
Paydowns	(374,073)	(384)	—	(374,457)
Accretion of discount	5,058	77	—	5,135
Net realized gains (losses)	(8,285)	—	—	(8,285)
Net change in unrealized appreciation (depreciation)	16,818	447	(3,554)	13,711
Balance, end of year	$1,223,215	$21,814	$1,810	$1,246,839
Net change in unrealized appreciation (depreciation) included on the Consolidated Statements of Operations related to investments still held at the reporting date	$6,535	$447	$(3,554)	$3,428

	Financial Assets for the Year Ended December 31, 2018
	First Lien Debt	Second Lien Debt	Total
Balance, beginning of year	$978,718	$6,055	$984,773
Purchases	498,813	—	498,813
Sales	—	—	—
Paydowns	(282,603)	(5,000)	(287,603)
Accretion of discount	3,573	52	3,625
Net realized gains (losses)	34	(1)	33
Net change in unrealized appreciation (depreciation)	(26,075)	(58)	(26,133)
Balance, end of year	$1,172,460	$1,048	$1,173,508
Net change in unrealized appreciation (depreciation) included on the Consolidated Statements of Operations related to investments still held at the reporting date	$(24,942)	$(15)	$(24,957)

Credit Fund generally uses the following framework when determining the fair value of investments that are categorized as Level 3:
Investments in debt securities are initially evaluated to determine whether the enterprise value of the portfolio company is greater than the applicable debt. The enterprise value of the portfolio company is estimated using a market approach and an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. Credit Fund carefully considers numerous factors when selecting the appropriate companies whose multiples are used to value its portfolio companies. These factors include, but are not limited to, the type of organization, similarity to the business being valued, relevant risk factors, as well as size, profitability and growth expectations. The income approach typically uses a discounted cash flow analysis of the portfolio company.
Investments in debt securities that do not have sufficient coverage through the enterprise value analysis are valued based on an expected probability of default and discount recovery analysis.
Investments in debt securities with sufficient coverage through the enterprise value analysis are generally valued using a discounted cash flow analysis of the underlying security. Projected cash flows in the discounted cash flow typically represent the relevant security’s contractual interest, fees and principal payments plus the assumption of full principal recovery at the security’s expected maturity date. The discount rate to be used is determined using an average of two market-based methodologies. Investments in debt securities may also be valued using consensus pricing.
The following table summarizes the quantitative information related to the significant unobservable inputs for Level 3 instruments which are carried at fair value as of December 31, 2019 and 2018:

				Range
	Fair Value as of December 31, 2019	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$1,011,544	Discounted Cash Flow	Discount Rate	3.86%	7.83%	5.57%
	211,671	Consensus Pricing	Indicative Quotes	76.50	100.17	96.39
Total First Lien Debt	1,223,215
Investments in Second Lien Debt	664	Discounted Cash Flow	Discount Rate	10.23%	10.23%	10.23%
	21,150	Income Approach	Discount Rate	10.33%	10.33%	10.33%
		Market Approach	Comparable Multiple	8.73x	8.73x	8.73x
Total Second Lien Debt	21,814
Equity Investments	1,810	Income Approach	Discount Rate	10.33%	10.33%	10.33%
		Market Approach	Comparable Multiple	8.73x	8.73x	8.73x
Total Equity Investments	1,810
Total Level 3 Investments	$1,246,839

				Range
	Fair Value as of December 31, 2018	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$1,055,342	Discount Cash Flow	Discount Rate	6.54%	17.30%	7.86%
	91,717	Consensus Pricing	Indicative Quotes	74.31	95.67	90.20
	25,401	Income Approach	Discount Rate	13.27%	13.27%	13.27%
		Market Approach	Comparable Multiple	7.43x	7.43x	7.43x
Total First Lien Debt	$1,172,460
Investments in Second Lien Debt	1,048	Discounted Cash Flow	Discount Rate	11.93%	11.93%	11.93%
Total Second Lien Debt	$1,048
Total Level 3 Investments	$1,173,508

The significant unobservable inputs used in the fair value measurement of Credit Fund’s investments in first and second lien debt securities are discount rates and indicative quotes. Significant increases in discount rates would result in a significantly lower fair value measurement. Significant decreases in indicative quotes in isolation may result in a significantly lower fair value measurement.

The significant unobservable inputs used in the fair value measurement of the Company's investment in equities are discount rates and comparable EBITDA multiples. Significant increases in discount rates would result in a significantly lower fair value measurement. Significant decreases in comparable EBITDA multiples would result in a significantly lower fair value measurement.

Financial instruments disclosed but not carried at fair value
The following table presents the carrying value and fair value of Credit Fund’s secured borrowings, mezzanine loans, and subordinated loans disclosed but not carried at fair value as of December 31, 2019 and 2018:

	December 31, 2019		December 31, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value
Secured borrowings	$441,077	$441,077	$572,178	$572,178
Mezzanine loans	93,000	93,000	112,000	112,000
Subordinated loans	247,000	226,128	236,000	208,568
Total	$781,077	$760,205	$920,178	$892,746

The carrying values of the secured borrowings and mezzanine loans approximate their respective fair values and are categorized as Level III within the hierarchy.
Secured borrowings are valued generally using discounted cash flow analysis. The significant unobservable inputs used in the fair value measurement of Credit Fund’s secured borrowings are discount rates. Significant increases in discount rates would result in a significantly lower fair value measurement.
Mezzanine loans and subordinated loans are valued using discounted cash flow analysis with expected recovery rate of principal and interest. The significant unobservable inputs used in the fair value measurement of the mezzanine loans are recovery rates of principal and interest. Significant decreases in recovery rates would result in a significantly lower fair value measurement. The significant unobservable inputs used in the fair value measurement of the subordinated loans are discount rates, default rates and recovery rates. Significant increases in discount rates or default rates would result in a significantly lower fair value measurement. Significant decreases in recovery rates would result in a significantly lower fair value measurement.

The following tables represent the carrying values (before debt issuance costs and discount) and fair values of Credit Fund’s 2017-1 Notes and 2019-2 Notes disclosed but not carried at fair value as of December 31, 2019 and 2018:

	December 31, 2019		December 31, 2018
2017-1 Notes	Carrying Value	Fair Value	Carrying Value	Fair Value
Class A-1 Notes	$90,373	$90,046	$191,569	$191,330
Class A-2 Notes	48,300	47,845	48,300	47,608
Class B-1 Notes	15,000	14,703	15,000	14,621
Class B-2 Notes	9,000	8,876	9,000	8,743
Class C Notes	22,900	22,213	22,900	21,782
Class D Notes	25,100	24,422	25,100	24,033
Total	$210,673	$208,105	$311,869	$308,117

	December 31, 2019
2019-2 Notes	Carrying Value	Fair Value
Class A-1 Notes	$203,366	$203,136
Class A-2 Notes	48,000	48,245
Class B Notes	23,000	23,249
Class C Notes	27,000	27,000
Class D Notes	21,000	21,000
Total	$322,366	$322,630

The fair value determination of Credit Fund’s 2017-1 Notes and 2019-2 Notes was based on the market quotation(s) received from broker/dealer(s). These fair value measurements were based on significant inputs not observable and thus represent Level 3 measurements as defined in the accounting guidance for fair value measurement.

The carrying value of other financial assets and liabilities approximates their fair value based on the short term nature of these items.
4. RELATED PARTY TRANSACTIONS
Administration Agreement
On February 29, 2016, Credit Fund’s Board of Managers approved an administration agreement (the “Administration Agreement”) between Credit Fund and the Administrator. Pursuant to the Administration Agreement, the Administrator provides services and receives reimbursements equal to an amount that reimburses the Administrator for its costs and expenses and Credit Fund’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including Credit Fund’s allocable portion of the compensation paid to or compensatory distributions received by Credit Fund’s officer and respective staff who provide services to Credit Fund, operations staff who provide services to Credit Fund. Reimbursement under the Administration Agreement occurs quarterly in arrears.
The initial term of the Administration Agreement was two years from February 29, 2016 and, unless terminated earlier, the Administration Agreement renews automatically for successive annual periods. The Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.
For the years ended December 31, 2019 and 2018 Credit Fund incurred $137 and $148, respectively, in fees under the Administrative Agreement, which were included in administrative service fees in the accompanying Consolidated Statements of Operations. As of December 31, 2019 and 2018, $14 and $14, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.
Sub-Administration Agreements
On February 29, 2016, the Administrator entered into sub-administration agreements with Carlyle Employee Co. Pursuant to the agreement, Carlyle Employee Co. provides the Administrator with access to personnel.
On April 5, 2016, the Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (the “Sub-Administration Agreement”). This Agreement shall commence on the date hereof and shall continue in full force and effect until terminated. The Sub-Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.

For the years ended December 31, 2019 and 2018, fees incurred in connection with the Sub-Administration Agreement, which amounted to $300 and $300, respectively, were included in other general and administrative in the accompanying Consolidated Statements of Operations. As of December 31, 2019 and 2018, $150 and $150, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.
Transactions with TCG BDC
During the years ended December 31, 2019 and 2018 , the Credit Fund purchased two and four investments, respectively, from TCG BDC for proceeds of $34,728 and $85,002, respectively.
Other
No management or incentive fees are incurred by Credit Fund.

5. BORROWINGS
Credit Fund Facilities
The Credit Fund, Credit Fund Sub and Credit Fund Warehouse II are party to separate credit facilities as described below. In addition, until May 15, 2019, the 2019-2 Issuer (formerly known as the Credit Fund Warehouse) was party to the Credit Fund Warehouse Facility. As of December 31, 2019, Credit Fund, Credit Fund Sub, and Credit Fund Warehouse II were in compliance with all covenants and other requirements of their respective credit facility agreements. As of December 31, 2018, Credit Fund, Credit Fund Sub and the 2019-2 Issuer were in compliance with all covenants and other requirements of their respective credit facility agreements. Below is a summary of the borrowings and repayments under the credit facilities for the respective periods.

	Credit Fund Facility	Credit Fund Sub Facility	Credit Fund Warehouse Facility	Credit Fund Warehouse II Facility

Outstanding balance as of December 31, 2017	$85,750	$377,686	$—	N/A
Borrowings	120,150	239,235	101,044	N/A
Repayments	(93,900)	(145,787)	—	N/A
Outstanding balance as of December 31, 2018	112,000	471,134	101,044	—
Borrowings	126,200	223,870	34,544	97,571
Repayments	(145,200)	(351,498)	(135,588)	—
Outstanding balance as of December 31, 2019	$93,000	$343,506	$—	$97,571
Credit Fund Facility. On June 24, 2016, Credit Fund closed on the Credit Fund Facility, which was subsequently amended on June 5, 2017, October 2, 2017, November 3, 2017, June 22, 2018, June 29, 2018 and February 21, 2019, from which Credit Fund may from time to time request mezzanine loans from TCG BDC. The maximum principal amount of the Facility is $175,000, subject to availability under the Credit Fund Facility, which is based on certain advance rates multiplied by the value of Credit Fund’s portfolio investments net of certain other indebtedness that Credit Fund may incur in accordance with the terms of the Credit Fund Facility. Proceeds of the Credit Fund Facility may be used for general corporate purposes, including the funding of portfolio investments. Amounts drawn under the Credit Fund Facility bear interest at the greater of zero and LIBOR plus an applicable spread of 9.00% and such interest payments are made quarterly. The availability period under the Credit Fund Facility will terminate on March 22, 2020, which is also its maturity date upon which Credit Fund is obligated to repay any outstanding borrowings.
Credit Fund Sub Facility. On June 24, 2016, the Credit Fund Sub closed on the Credit Fund Sub Facility with lenders, which was subsequently amended on May 31, 2017, October 27, 2017, August 24, 2018 and December 12, 2019. The Credit Fund Sub Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $640,000 (the borrowing base as calculated pursuant to the terms of the Credit Fund Sub Facility). The aggregate maximum credit commitment can be increased up to an amount not to exceed $1,400,000, subject to certain restrictions and conditions set forth in the Credit Fund Sub Facility, including adequate collateral to support such borrowings. The Credit Fund Sub Facility has a revolving period through May 21, 2021 and a maturity date of May 22, 2024, which may be extended by mutual agreement of the parties to the Credit Fund Sub Facility. Borrowings under the Credit Fund Sub Facility bear interest initially at the applicable commercial paper rate (if the lender is a conduit lender) or LIBOR (or, if applicable, a rate based on the prime rate or federal funds rate) plus 2.25% per year during the revolving period and plus 3.75% per year thereafter. The Credit Fund Sub is also required to pay an undrawn commitment fee of between 0.50% and 0.75% per year depending on the usage of the Credit Fund Sub Facility. Payments under the Credit Fund Sub Facility are made quarterly. Subject to certain exceptions, the Facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Sub.
Credit Fund Warehouse Facility. On November 26, 2018, Credit Fund Warehouse closed on the Credit Fund Warehouse Facility with lenders. The Credit Fund Warehouse Facility provided for secured borrowings during the applicable revolving period up to an amount equal to $150,000. The Credit Fund Warehouse Facility was secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Warehouse. The maturity date of the Credit Fund Warehouse Facility was November 26, 2019. Amounts borrowed under the Credit Fund Warehouse Facility bore interest at a rate of LIBOR plus 1.05%. Effective May 15, 2019, the Warehouse Facility changed its name from “MMCF Warehouse, LLC” to “MMCF CLO 2019-2, LLC” and secured borrowings outstanding were repaid in connection with the 2019-2 Debt Securitization.
Credit Fund Warehouse II Facility. On August 16, 2019, Credit Fund Warehouse II closed on a revolving credit facility (the "Credit Fund Warehouse II Facility") with lenders. The Credit Fund Warehouse II Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $150,000. The Credit Fund Warehouse II Facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Warehouse II Facility. The maturity date of the Credit Fund Warehouse II Facility is August 16, 2022. Amounts borrowed under the Credit Fund Warehouse II Facility bear interest at a rate of LIBOR plus 1.05% for the first 12 months, LIBOR plus 1.15% for the next 12 months and LIBOR plus 1.50% in the final 12 months.

Summary of Facilities
The facilities of Credit Fund, Credit Fund Sub, Credit Fund Warehouse and Credit Fund Warehouse II consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019
	Total Facility	Borrowings Outstanding	Unused Portion (1)
Secured borrowings - Credit Fund Sub Facility	$640,000	$343,506	$296,494
Secured borrowings - Credit Fund Warehouse Facility II	150,000	97,571	52,429
Mezzanine loans	175,000	93,000	82,000
Total	$965,000	$534,077	$430,923

	December 31, 2018
	Total Facility	Borrowings Outstanding	Unused Portion (1)
Secured borrowings - Credit Fund Sub Facility	$640,000	$471,134	$168,866
Secured borrowings - Credit Fund Warehouse Facility	150,000	101,044	48,956
Mezzanine loans	175,000	112,000	63,000
Total	$965,000	$684,178	$280,822

(1)	The unused portion is the amount upon which commitment fees are based.

As of December 31, 2019 and 2018, $6,716 and $10,151 of interest expense, respectively, $567 and $224 of unused commitment fees, respectively, and $41 and $29 of other fees, respectively, were included in interest and credit facility fees payable. As of December 31, 2019 and 2018, the interest rate was 5.17% and 5.28%, respectively, based on floating LIBOR rates. For the years ended December 31, 2019 and 2018, the weighted average interest rates were 5.83% and 6.06%.  For the years ended December 31, 2019 and 2018, average principal debt outstanding was $585,401 and $587,364, respectively

For the years ended December 31, 2019 and 2018, the components of interest expense and credit facility fees on the facilities were as follows:

	For the years ended December 31,
	2019	2018
Interest expense	$34,110	$35,606
Facility unused commitment fee	1,772	1,086
Amortization of deferred financing costs	951	1,233
Other fees	86	119
Total interest expense and credit facility fees	$36,919	$38,044
Cash paid for interest expense	$36,891	$34,175
6. Notes
2017-1 Notes
On December 19, 2017, Credit Fund completed the 2017-1 Debt Securitization. The notes offered in the 2017-1 Debt Securitization (the “2017-1 Notes”) were issued by the 2017-1 Issuer, a wholly owned and consolidated subsidiary of Credit Fund, and are secured by a diversified portfolio of the 2017-1 Issuer consisting primarily of first and second lien senior secured loans. The 2017-1 Debt Securitization was executed through a private placement of the 2017-1 Notes, consisting of:
•$231,700 of Aaa/AAA Class A-1 Notes, which bear interest at the three-month LIBOR plus 1.17%;
•$48,300 of Aa2/AA Class A-2 Notes, which bear interest at the three-month LIBOR plus 1.50%;
•$15,000 of A2/A Class B-1 Notes, which bear interest at the three-month LIBOR plus 2.25%;
•$9,000 of A2/A Class B-2 Notes which bear interest at 4.30%;
•$22,900 of Baa2/BBB Class C Notes which bear interest at the three-month LIBOR plus 3.20%; and
•$25,100 of Ba2/BB Class D Notes which bear interest at the three-month LIBOR plus 6.38%.
The 2017-1 Notes are scheduled to mature on January 15, 2028. Credit Fund received 100% of the preferred interests issued by the 2017-1 Issuer (the “2017-1 Issuer Preferred Interests”) on the closing date of the 2017-1 Debt Securitization in exchange for Credit Fund's contribution to the 2017-1 Issuer of the initial closing date loan portfolio. The 2017-1 Issuer Preferred Interests do not bear interest and had a nominal value of $47,900 at closing.
On the closing date of the 2017-1 Debt Securitization, the 2017-1 Issuer effected a one-time distribution to the Credit Fund of a substantial portion of the proceeds of the private placement of the 2017-1 Notes, net of expenses, which distribution was used to repay a portion of certain amounts outstanding under the Credit Fund Sub Facility and the Credit Fund Facility. As part of the 2017-1 Debt Securitization, certain first and second lien senior secured loans were distributed by the Credit Fund Sub to the Company pursuant to a distribution and contribution agreement. Credit Fund contributed the loans that comprised the initial closing date loan portfolio (including the loans distributed to Credit Fund from the Credit Fund Sub) to the 2017-1 Issuer pursuant to a contribution agreement. Assets of the 2017-1 Issuer are not available to the creditors of the Credit Fund Sub or Credit Fund. In connection with the issuance and sale of the 2017-1 Notes, Credit Fund made customary representations, warranties and covenants in the purchase agreement.
Credit Fund (the “Servicer”) serves as servicer to the 2017-1 Issuer under a servicing agreement (the “Servicing Agreement”). Pursuant to the Servicing Agreement, the 2017-1 Issuer will pay servicing fees (“Servicing Fees”) to the Servicer for servicing the portfolio. As per the Servicing Agreement, for the period Credit Fund retains all of the 2017-1 Issuer Preferred Interests, the Servicer will not earn Servicing Fees for providing such portfolio servicing. Credit Fund currently retains all of the 2017-1 Issuer Preferred Interests, thus the Servicer did not earn any Servicing Fees from the 2017-1 Issuer for the year ended December 31, 2019. Any such waived fees may not be recaptured by the Servicer.
The 2017-1 Issuer pays ongoing administrative expenses to the trustee, independent accountants, legal counsel, rating agencies and independent managers in connection with developing and maintaining reports, and providing required services in connection with the administration of the 2017-1 Issuer.
As of December 31, 2019, there were 31 first lien and second lien senior secured loans with a total fair value of approximately $231,984 securing the 2017-1 Notes. The pool of loans in the securitization must meet certain requirements, including asset mix and concentration, term, agency rating, collateral coverage, minimum coupon, minimum spread and sector diversity requirements in the indenture governing the 2017-1 Notes.
For the years ended December 31, 2019 and 2018, the weighted average interest rate, which includes amortization of debt issuance costs on the 2017-1 Notes, were 4.21% and 4.3% respectively, based on floating LIBOR rates.
For the years ended December 31, 2019 and 2018, the components of interest expense on the 2017-1 Notes were as follows:

	For the years ended December 31,
	2019	2018
Interest expense	$11,856	$13,584
Amortization of deferred financing costs	302	204
Amortization of discount	101	104
Total interest expense and credit facility fees	$12,259	$13,892
Cash paid for interest expense	$12,839	$11,102
2019-2 Notes
On May 21, 2019, Credit Fund completed the 2019-2 Debt Securitization. The notes offered in the 2019-2 Debt Securitization (the “2019-2 Notes”) were issued by the 2019-2 Issuer, a wholly owned and consolidated subsidiary of Credit Fund, and are secured by a diversified portfolio of the 2019-2 Issuer consisting primarily of first and second lien senior secured loans. The 2019-2 Debt Securitization was executed through a private placement of the 2019-2 Notes, consisting of:

•	$233,000 of Aaa/AAA Class A-1 Notes, which bear interest at the three-month LIBOR plus 1.50%;

•	$48,000 of Aa2/AA Class A-2 Notes, which bear interest at the three-month LIBOR plus 2.40%;

•	$23,000 of A2/A Class B Notes, which bear interest at the three-month LIBOR plus 3.45%;

•	$27,000 of Baa2/BBB- Class C Notes which bear interest at the three-month LIBOR plus 4.55%; and

•	$21,000 of Ba2/BB- Class D Notes which bear interest at the three-month LIBOR plus 8.03%.
The 2019-2 Notes are scheduled to mature on April 15, 2029. Credit Fund received 100% of the preferred interests issued by the 2019-2 Issuer (the “2019-2 Issuer Preferred Interests”) on the closing date of the 2019-2 Debt Securitization in exchange for Credit Fund’s contribution to the 2019-2 Issuer of the initial closing date loan portfolio. The 2019-2 Issuer Preferred Interests do not bear interest and had a nominal value of $48,300 at closing.
On the closing date of the 2019-2 Debt Securitization, the 2019-2 Issuer effected a one-time distribution to the Credit Fund of a substantial portion of the proceeds of the private placement of the 2019-2 Notes, net of expenses, which distribution was used to repay amounts outstanding under the Credit Fund Warehouse Facility. As part of the 2019-2 Debt Securitization, certain first and second lien senior secured loans were distributed by the Credit Fund Warehouse to the Company pursuant to a distribution and contribution agreement. Credit Fund contributed the loans that comprised the initial closing date loan portfolio (including the loans distributed to Credit Fund from the Credit Fund Warehouse) to the 2019-2 Issuer pursuant to a contribution agreement. Assets of the 2019-2 Issuer are not available to the creditors of the Credit Fund Warehouse or Credit Fund. In connection with the issuance and sale of the 2019-2 Notes, Credit Fund made customary representations, warranties and covenants in the purchase agreement.
Credit Fund (“Servicer”) serves as servicer to the 2019-2 Issuer under a servicing agreement (the “Servicing Agreement”). Pursuant to the Servicing Agreement, Credit Fund has waived payment of servicing fees by the 2019-2 Issuer (“Servicing Fees”) so long as Credit Fund, or any affiliate thereof, is acting as servicer. Therefor, the Servicer did not earn any Servicing Fees from the 2019-2 Issuer for the period ended December 31, 2019. Any such waived fees may not be recaptured by the Servicer.
The 2019-2 Issuer pays ongoing administrative expenses to the trustee, independent accountants, legal counsel, rating agencies and independent managers in connection with developing and maintaining reports, and providing required services in connection with the administration of the 2019-2 Issuer.
As of December 31, 2019, there were 49 first lien and second lien senior secured loans with a total fair value of approximately $343,402 securing the 2019-2 Notes. The pool of loans in the securitization must meet certain requirements, including asset mix and concentration, term, agency rating, collateral coverage, minimum coupon, minimum spread and sector diversity requirements in the indenture governing the 2019-2 Notes.
For the period from May 21, 2019 (date of issuance of the 2019-2 Notes) through December 31, 2019, the weighted average interest rate, which includes amortization of debt issuance costs on the 2019-2 Notes, was 4.46%, based on floating LIBOR rates.
For the period ended December 31, 2019, the components of interest expense on the 2019-2 Notes were as follows:

Interest expense	$9,893
Amortization of deferred financing costs	448
Amortization of discount	37
Total interest expense and credit facility fees	$10,378
Cash paid for interest expense	$6,782
7. MEMBERS’ EQUITY AND SUBORDINATED LOANS
The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $400,000 each. Funding of such commitments generally requires the approval of the board of Credit Fund, including the board members appointed by the Members.
For the years ended December 31, 2019 and 2018, TCG BDC and Credit Partners each made capital contributions of and $5,500 and $31,500, respectively, in subordinated loans to Credit Fund. As of December 31, 2019 and 2018, Credit Fund had subordinated loans of $247,000 and $236,000, respectively, and members’ equity of $2 and $2, respectively. The subordinated loans have a stated interest rate of 0.001% and a maturity date of March 1, 2021, unless extended by the Members.
As of December 31, 2019 and 2018, TCG BDC and Credit Partners have remaining commitments to fund, from time to time, capital of up to $276,499 and $281,999 each, respectively.
8. COMMITMENTS AND CONTINGENCIES
A summary of significant contractual payment obligations was as follows as of December 31, 2019 and 2018:

	As of December 31,
Payment Due by Period	2019	2018
Less than 1 Year	$93,000	$213,044
1-3 Years	344,571	—
3-5 Years	343,506	236,000
More than 5 Years	533,039	780,248
Total	$1,314,116	$1,229,292

In the ordinary course of its business, Credit Fund enters into contracts or agreements that contain indemnification and warranties. Future events could occur that lead to the execution of these provisions against Credit Fund. Credit Fund believes that the likelihood of such an event is remote; however, the maximum potential exposure is unknown. No accrual has been made in the consolidated financial statements as of December 31, 2019 and 2018 for any such exposure.

As of December 31, 2019 and 2018, Credit Fund had remaining $552,998 and $563,998, respectively, in total capital commitments from the members.
Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans as of the indicated dates:

	Par Value as of December 31,
	2019	2018
Unfunded delayed draw commitments	$59,674	$37,437
Unfunded revolving term loan commitments	33,220	54,009
Total unfunded commitments	$92,894	$91,446
9. LEGAL MATTERS
Credit Fund may become party to certain lawsuits in the ordinary course of business. Credit Fund does not believe that the outcome of current matters, if any, will materially impact Credit Fund or its consolidated financial statements. As of December 31, 2019 and 2018, Credit Fund was not subject to any material legal proceedings, nor, to Credit Fund’s knowledge, is any material legal proceeding threatened against Credit Fund.
10. CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the years ended December 31,
	2019	2018
Internal rate of return (1)	N/M	N/M

Ratios and supplemental data
Ratios to average members’ equity
Operating expenses (2)	248650.0%	221300%
Interest expense (2)	2834500.0%	2474900%
Total expenses (2)	3083150.0%	2696200%
Net investment income (3)	1621450.0%	1431800%

(1)
The internal rate of return since inception (“IRR”) was computed based on the dates of members’ equity contributions to Credit Fund, distributions from Credit Fund to Members in respect of their equity, and the fair value of the members’ equity as of December 31, 2019 and 2018. The IRR of the Members is net of all fees and expenses. Because IRR does not include contributions from, distribution to or the carrying value of the Members’ subordinated loans, the IRRs for the years ended December 31, 2019 and 2018 are not a meaningful measure of Credit Fund’s performance for its Members. Inclusive of contributions from, distribution to and the carrying value of the Members’ equity and subordinated loans, the IRR of the Members’ equity and subordinated loans for the period from the commencement of operations to December 31, 2019 and 2018 was 9.62% and 7.58%, respectively.

(2)
The expense ratios are calculated as the total operating expenses allocated to the Members divided by the fair value of the Members’ weighted average capital balance for the period presented as defined by the disclosure requirements for investment companies. Pursuant to the LLC Agreement, there are no management or incentive fees. Expenses were not annualized in calculating the expense ratio. Because the expense ratios do not include the carrying value of the Members’ weighted average subordinated loans, the expense ratios for the period from the year ended December 31, 2019 and 2018 are not a meaningful measure of Credit Fund’s expenses for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the total expense ratio of the Members’ equity and subordinated loans for the years ended December 31, 2019 and 2018 were 28.7% and 27.8%, respectively.

(3)
The net investment income ratio is the excess of the Members’ investment income over total expenses divided by the fair value of the Members’ weighted average capital balance for the period presented. Net investment income was not annualized in calculating the net investment income ratio. Because the net investment income ratio does not include the carrying value of the Members’ weighted average subordinated loans, the net investment income ratios for the years ended December 31, 2019 and 2018 are not a meaningful measure of Credit Fund’s net investment income for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the net investment income ratio of the Members’ equity and subordinated loans for the years ended December 31, 2019 and 2018 were 15.1% and 14.8%, respectively.
11. SUBSEQUENT EVENTS
Subsequent events have been evaluated through February 25, 2020, which is the date the consolidated financial statements were available to be issued. There have been no subsequent events that require recognition or disclosure through such date.